BofA Connecticut Municipal Reserves and BofA
Massachusetts Municipal Reserves

On July 17, 2012, a Type 485(b) amendment to the registration statement of BofA Funds Series
Trust for the above-referenced funds was filed with the SEC (Accession number 0001104659-12-049373).
This amendment discloses the creation of Trust
Class shares of the above-referenced funds, effective July 18, 2012, and describes the characteristics of such class of shares. Such description is incorporated herein by reference.